SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 09, 2001



                     McMoRan Exploration Co.


    Delaware                001-07791            72-1424200
(State or other            (Commission         (IRS Employer
jurisdiction of            File Number)        Identification
incorporation or                                   Number)
  organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000





Item 5. Other Events and Regulation FD Disclosures

McMoRan announced the following information regarding certain preliminary first-quarter 2001 financial charges and other operational updates:

NEW ORLEANS, LA, April 9, 2001 - McMoRan Exploration Co. announced today that additional drilling of the Eugene Island Block 97 Thunderbolt No. 2 well indicates an additional 60 feet of net gas pay, bringing the total net gas pay for the No. 2 well to in excess of 110 feet, through a vertical depth of 14,880 feet. The well is currently being drilled deeper. As previously reported, protective casing has been set to a measured depth of 15,939 feet, total vertical depth of 14,388 feet, in this well. Depending on the results of the deepening of the well, McMoRan estimates that the close proximity of the No. 2 well to the existing production facilities recently constructed for the Thunderbolt No. 1 well, will allow it to be brought on production quickly. McMoRan owns a 38 percent working interest in the Thunderbolt prospect located in 27 feet of water 25 miles offshore Louisiana. Ocean Energy, Inc. is operator of Eugene Island 97 and holds a 35 percent working interest. Samedan Oil Corporation, a wholly owned subsidiary of Noble Affiliates, Inc., holds a 25 percent working interest in the prospect.

The Thunderbolt No.1 well at Eugene Island Block 97 recently commenced production, as reported earlier, and is currently flowing 15 million cubic feet of natural gas per day and 150 barrels of condensate per day, approximately four months after its discovery. Ownership in the No. 1 well is the same as in the No. 2 well described above.

McMoRan1s maintenance activities at the Main Pass 299 oil production facilities are now complete and daily gross production is currently averaging approximately 7,000 barrels of oil. As indicated previously, oil production from the field was shut-in during February 2001 for platform and equipment maintenance. As a result of the maintenance work, gross daily production at Main Pass averaged 2,400 barrels of oil during the 2001 first quarter. McMoRan's share of production was approximately 1,200 barrels of oil per day. McMoRan's share of the maintenance costs was approximately $1.1 million, which will be included in production costs for the first quarter of 2001.

Because of a recent significant decline in the market price of sulphur to $42.50 per long ton for second quarter of 2001 (prices averaged $57.50 per long ton during the first quarter of 2001), McMoRan estimates that its financial results will include a charge of approximately $5.4 million to reduce the carrying value of its sulphur inventory as of March 31, 2001 to reflect the lower current market price. Sulphur prices have dropped a total of $22.00 since the end of 2000 when the average Tampa price was $64.50 per long ton. Under McMoRan's recently announced proposed sulphur transportation and marketing joint venture with Savage Industries Inc., McMoRan would no longer be exposed to inventory valuation adjustments, because it is contemplated that the joint venture would provide only transportation, handling and marketing services.

CAUTIONARY STATEMENT: This Form 8-K contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated production rates and revenues. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; natural gas and oil reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards. Such factors and others are more fully described in more detail in McMoRan's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission.


                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                  Vice President & Controller -
                                        Financial Reporting
                                  (authorized signatory and
                                   Principal Accounting Officer)

Date:  April 10, 2001